Exhibit 10.21

REVENUE SHARING AGREEMENT

This REVENUE SHARING AGREEMENT is made as of the 3rd day of October, 2002, between Stem Cell Preservation Technologies, Inc. (“Company”) and CRYO-CELL International Inc. (“Purchaser”).

Preamble

WHEREAS, Company stores stem cell specimens for its customers (“Primary Stored Specimens”) and charges its customers a fee for such storage, as well as a fee for storage of stem cell specimens from the same customer for backup purposes (“Secondary Specimens”); and

WHEREAS, Purchaser desires to purchase the opportunity to share in revenues received by Company with respect to Primary Stored Specimens received from residents of the States of Illinois and New York.

ACCORDINGLY, in consideration of the mutual covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the following:

1.    Revenue Sharing.

(a)    Simultaneously with the execution of this Agreement, Purchaser shall deliver to Company $600,000, and shall no later than November 20th, 2002, deliver to Company 645,161 shares of CRYO-CELL common stock which has not been registered and is subject to the SEC Rule 144 holding period.

(b)    The Company agrees to pay to Purchaser $17.50 per year (the “Revenue Share”) for each Primary Stored Specimen as follows:

Purchaser shall be entitled to a Revenue Share with respect to all Primary Stored Specimens received from residents of the States of Illinois and New York until such time as the Company is storing 50,000 such specimens from each state respectively (the “Revenue Share Specimens”). Once the 50,000 stored specimen level is reached for each state, Purchaser shall not be entitled to any further Revenue Sharing over and above the aforementioned ongoing 50,000 paid for specimens. However, if one or more of the Revenue Sharing Specimens is removed from storage, Purchaser will be entitled to a Revenue Share with respect to the next Primary Stored Specimens received by the Company from a resident of either Illinois or New York respectively, until the number of Revenue Share Specimens is again equal to 50,000 for each state respectively. Purchaser shall not be entitled to any Revenue Share with respect to Secondary Specimens.

(c)    Company shall pay Purchaser the Revenue Share within thirty days after the end of each calendar month with respect to revenues received by Company in such month that are subject to the Revenue Share.

(d)    Purchaser shall be entitled to its Revenue Share for so long as Company, or its successors or assignees continue to store these stem cell specimens.

(e)    Purchaser shall have no obligations to make any further payments to Company other than those set forth in Section 1(a).

2.    Representations and Warranties of Company.    Company hereby represents and warrants to Purchaser that:

(a)    Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to carry on its business as it is now being conducted and to enter into this Agreement and perform its obligations hereunder.

(b)    Company has made available to Purchaser a copy of its Form SB-2 filed with the Securities and Exchange Commission on June 3, 2002 (the “SB-2”) and that the information contained therein is true and correct in all material respects as of the date thereof.

3.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

4.    Arbitration.    The parties agree that arbitration shall be the sole and exclusive remedy to redress any dispute, claim or controversy between them involving this Agreement or its interpretation, or relating in any way to the Revenue Share purchased by Purchaser hereunder. All such disputes, claims or controversies (hereinafter “Disputes”) shall be disposed of as follows: (a) the aggrieved party must submit all Disputes in writing to the other party within thirty (30) days of the occurrence complained of; (b) if the Dispute is not resolved within thirty (30) days thereafter, either Party may refer the Dispute to the Washington, D.C. office of the American Arbitration Association (“AAA”) for arbitration. The arbitrator shall be chosen and the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the AAA. The expense of the arbitrator shall be shared equally by Company and the Purchaser. Arbitration shall take place in Bethesda, MD.

The arbitrator shall have no authority to change any of the provisions of this Agreement, whether by alterations, additions to or subtractions from its terms.

The arbitrator shall not be empowered to award damages, and each party hereby irrevocably waives any damages, in excess of compensatory damages. The award of the arbitrator shall be final and binding on the parties. The parties hereby agree that the federal and state courts located in Bethesda, MD shall have jurisdiction to confirm and enter judgment upon any arbitration award with respect to any dispute which is arbitrable as set forth herein. The arbitration provisions of this Agreement shall survive the termination or expiration of this Agreement.

5.    Entire Agreement.    This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous verbal and written agreements between the parties hereto with respect to such subject matter.

6.    Amendment.    This Agreement may only be amended by a written instrument executed by both of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STEM CELL PRESERVATION TECHNOLOGIES, INC.

By:	/s/ RONALD B. RICHARD
Name: Ronald B. Richard

CRYO-CELL INTERNATIONAL, INC.

By:	/s/ JOHN V. HARGISS
Name: John V. Hargiss